AVIS BUDGET GROUP REPORTS FOURTH QUARTER AND FULL-YEAR 2016 RESULTS

•	Revenue declined 1% in the fourth quarter, to $1.9 billion.

•	Net loss was $31 million, and Adjusted EBITDA was $121 million in the fourth quarter.

•	Diluted loss per share was $0.35, and adjusted diluted earnings per share were $0.15 in the fourth quarter.

•	Full-year diluted earnings per share were $1.75, and adjusted diluted earnings per share were $2.93.

•	Company repurchased $390 million of outstanding shares in 2016.

•	Company announces projected 2017 revenues and adjusted earnings.

PARSIPPANY, N.J., February 15, 2017 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its fourth quarter and year ended December 31, 2016. For the quarter, the Company reported revenue of $1.9 billion and a net loss of $31 million, or $0.35 per share. The Company reported Adjusted EBITDA of $121 million and adjusted net income of $13 million, or $0.15 per diluted share, in the quarter.

For the year, the Company reported revenue of $8.7 billion, an increase of 2% compared with 2015. Net income was $163 million, or $1.75 per diluted share. The Company reported full-year Adjusted EBITDA of $838 million and adjusted net income of $273 million, or $2.93 per diluted share. The Company reported net cash provided by operating activities of $2.6 billion and free cash flow of $472 million in 2016.

As discussed further below, the Company’s fourth quarter and full-year Adjusted EBITDA exclude, among other adjustments, a charge of $26 million ($16 million, net of tax) related to a recent judgment against the Company in a personal-injury trial.

“While our fourth quarter results reflect softer-than-expected volume and pricing, as well as currency movements having a $7 million adverse impact on Adjusted EBITDA compared to what we had anticipated, we are enthusiastic about our prospects for 2017 and beyond,” said Larry De Shon, Avis Budget Group Chief Executive Officer. “Our strategic initiatives are already beginning to deliver meaningful benefits, and we continue to expect that our efforts will drive substantial long-term margin growth.”

Executive Summary
Revenue declined 1% in fourth quarter 2016 primarily due to 1% decreases in rental days and pricing in the Americas, as well as a 5% decrease in International pricing. Our fourth quarter net loss was $31 million, and Adjusted EBITDA was $121 million. Results were impacted by lower pricing and higher per-unit fleet costs Company-wide, partially offset by increased International volumes.

Full-year revenues totaled $8.7 billion, an increase of 2% compared to the prior year. The increase was driven by a 3% increase in rental days, partially offset by a 2% decline in pricing (comprised of unchanged pricing in the Americas and a 5% decrease in International). Full-year net income was $163 million, and Adjusted EBITDA was $838 million. Results were impacted by higher per-unit fleet costs, lower International pricing and a $28 million negative impact from currency movements, partially offset by increased rental volumes.

Business Segment Discussion
The following discussion of fourth quarter operating results focuses on revenue and Adjusted EBITDA for each of our segments. Revenue and Adjusted EBITDA are expressed in millions.

Americas

	2016	2015	% change
Revenue	$1,343	$1,362	(1%)
Adjusted EBITDA	$101	$110	(8%)

Revenue declined 1% primarily due to a 1% decrease in rental days and a 1% decrease in pricing. Per-unit fleet costs increased 4%, to $308 per month. Adjusted EBITDA decreased to $101 million primarily due to lower revenue and higher per-unit fleet costs.

International

	2016	2015	% change
Revenue	$536	$540	(1%)
Adjusted EBITDA	$36	$32	13%

Revenue declined 1% due to 5% lower pricing, including a 2% reduction due to currency movements, partially offset by a 3% increase in volume. Per-unit fleet costs increased 4%, to $236 per month. Adjusted EBITDA increased 13%, to $36 million, due to higher volumes and expense savings.

Other Items

Share Repurchases - The Company repurchased 2.8 million shares of its common stock, or 3% of its shares outstanding, at a cost of $100 million in the fourth quarter. For the full year, the Company repurchased 12.3 million shares of its common stock, or 13% of its shares outstanding, at a cost of $390 million.

Tuck-in Acquisition - In December, the Company completed its previously announced acquisition of France Cars, a privately-held vehicle rental company based in France, to significantly expand its presence in the French market.

Adverse Legal Judgment - The Company recorded a $26 million charge in the fourth quarter related to a recent judgment against it in a personal-injury trial and a pending companion case. The judgment relates to a motor vehicle accident allegedly caused by the employee of an independent contractor of the Company who was acting outside the scope of employment and in violation of the law. The Company does not believe this judgment is supported by the law or the facts of the case and intends to appeal. The Company has not reached agreement with its insurance carriers regarding coverage related to these cases. The Company determined to exclude the fourth quarter charge related to this matter from its calculation of Adjusted EBITDA in light of the unprecedented nature of the judgment.

Outlook
Our full-year 2017 outlook includes non-GAAP financial measures. The Company believes that it is impracticable to provide a reconciliation to the most comparable GAAP measures due to the forward-looking nature of these forecasted adjusted earnings metrics and the degree of uncertainty associated with forecasting the reconciling items and amounts. The Company further believes that providing estimates of the amounts that would be required to reconcile the forecasted adjusted measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors. The after-tax effect of reconciling items could be significant to the Company’s future quarterly or annual results.

The Company today issued its estimates of its full-year 2017 results. The Company expects:

•
Full-year 2017 revenue will increase 2% to 3%, to $8.8 to $8.95 billion. Movements in currency exchange rates are currently expected to negatively impact revenue growth by approximately $130 million. In the Company’s Americas segment, rental days are expected to increase 1% to 2%, and pricing is expected to increase between 0% and 1%, with no significant impact from currency exchange rates. In the Company’s International segment, revenue is expected to grow 2% to 5%, including a 5% negative impact from currency exchange rates.

•
Total Company per-unit fleet costs are expected to be $280 to $290 per month in 2017, compared to $285 in 2016. In the Company’s Americas segment, per-unit fleet costs are expected to be $311 to $321, a change of 0% to +3% compared to $311 in 2016. In the Company’s International segment, per-unit fleet costs are expected to be $210 to $220 per month, compared to $227 per month in 2016, including a 5% decrease from currency exchange rates.

•
Adjusted EBITDA is expected to be $840 million to $920 million, an increase of 0% to 10% compared to 2016, including an approximately $10 million positive year-over-year impact from movements in currency exchange rates.

•	Interest expense related to corporate debt will be approximately $205 million.

•	Non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets) will be approximately $205 million.

•	Adjusted pretax income will be $430 million to $510 million.

•	The Company’s effective tax rate applicable to adjusted pretax income will be 38% to 39%.

•	The Company’s diluted share count will be 84 million to 86 million, compared to 93.3 million in 2016, including the effect of repurchasing stock in 2017.

Based on these expectations, the Company estimates that its 2017 adjusted diluted earnings per share will be $3.05 to $3.75, an increase of 16% at the midpoint. Such estimate includes a positive impact from currency exchange rates of approximately 10 cents per share. The Company also expects that it will generate $450 to $500 million of free cash flow in 2017, and that it will repurchase $300 million or more of common stock this year.

Investor Conference Call
Avis Budget Group will host a conference call to discuss fourth quarter results and its outlook on February 16, 2017, at 8:30 a.m. (ET). Investors may access the call and supporting presentation materials at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the participant passcode 2995545. Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on February 16 until 8:00 p.m. (ET) on March 2 at (203) 369-1520.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “forecast” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including changes in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, governmental or regulatory inquiries or investigations involving the Company, changes in tax or other regulations, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Report on Form 10-Q for the period ended September 30, 2016, included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1, Table 4 and Table 5 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow, adjusted pretax income, adjusted net income and adjusted diluted earnings per share are net income (loss), net cash provided by operating activities, income (loss) before income taxes, net income (loss) and diluted (loss) earnings per share, respectively. The Company quantifies foreign currency translation impacts on the Company’s results by translating the current period’s non-U.S.-dollar-denominated results using the currency exchange rates of the prior period of comparison plus any related gains and losses on currency hedges.

Contacts
Media Contact:	Investor Contact:
Alice Pereira	Neal Goldner
(973) 496-3916	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Income Statement and Other Items
Net revenues	$1,879	$1,902	(1%)	$8,659	$8,502	2%
Income (loss) before income taxes	(43)	4	*	279	382	(27%)
Net income (loss)	(31)	(5)	*	163	313	(48%)
Earnings (loss) per share - Diluted	(0.35)	(0.06)	*	1.75	2.98	(41%)

Adjusted Earnings Metrics (non-GAAP) (A)
Adjusted EBITDA	121	128	(5%)	838	903	(7%)
Adjusted pretax income	25	37	(32%)	441	546	(19%)
Adjusted net income	13	18	(28%)	273	333	(18%)
Adjusted earnings per share - Diluted	0.15	0.18	(17%)	2.93	3.17	(8%)

	As of
	December 31, 2016	December 31, 2015
Balance Sheet Items
Cash and cash equivalents	$490	$452
Vehicles, net	10,464	10,658
Debt under vehicle programs	8,878	8,860
Corporate debt	3,523	3,461
Stockholders’ equity	221	439

Segment Results
	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Net Revenues
Americas	$1,343	$1,362	(1%)	$6,121	$6,069	1%
International	536	540	(1%)	2,538	2,433	4%
Corporate and Other	—	—	*	—	—	*
Total Company	$1,879	$1,902	(1%)	$8,659	$8,502	2%

Adjusted EBITDA (A)
Americas	$101	$110	(8%)	$633	$682	(7%)
International	36	32	13%	273	277	(1%)
Corporate and Other	(16)	(14)	*	(68)	(56)	*
Total Company	$121	$128	(5%)	$838	$903	(7%)

_______
*	Not meaningful.
(A)
See Table 5 for definitions and reconciliations of non-GAAP measures. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $12 million and $14 million in fourth quarter 2016 and 2015, respectively, and $53 million and $56 million in the year ended December 31, 2016 and 2015, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues
Vehicle rental	$1,309	$1,342	$6,081	$6,026
Other	570	560	2,578	2,476
Net revenues	1,879	1,902	8,659	8,502

Expenses
Operating	1,001	1,005	4,382	4,284
Vehicle depreciation and lease charges, net	476	448	2,047	1,933
Selling, general and administrative	238	250	1,134	1,093
Vehicle interest, net	69	71	284	289
Non-vehicle related depreciation and amortization	64	57	253	218
Interest expense related to corporate debt, net:
Interest expense	46	48	203	194
Early extinguishment of debt	17	—	27	23
Restructuring expense	3	8	29	18
Transaction-related costs, net	8	11	21	68
Total expenses	1,922	1,898	8,380	8,120

Income (loss) before income taxes	(43)	4	279	382
Provision for (benefit from) income taxes	(12)	9	116	69
Net income (loss)	$(31)	$(5)	$163	$313

Earnings (loss) per share
Basic	$(0.35)	$(0.06)	$1.78	$3.02
Diluted	$(0.35)	$(0.06)	$1.75	$2.98

Weighted average shares outstanding
Basic	87.4	99.5	92.0	103.4
Diluted	87.4	99.5	93.3	105.0

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change

Americas

Rental Days (000’s)	22,786	23,045	(1%)	100,793	99,548	1%
Time and Mileage Revenue per Day (A)	$38.32	$38.60	(1%)	$40.38	$40.55	0%
Average Rental Fleet	354,697	353,148	0%	384,914	383,301	0%

International

Rental Days (000’s)	10,288	9,943	3%	46,280	42,816	8%
Time and Mileage Revenue per Day (B)	$30.08	$31.68	(5%)	$32.01	$33.57	(5%)
Average Rental Fleet	163,034	156,342	4%	176,770	163,651	8%

Total

Rental Days (000’s)	33,074	32,988	0%	147,073	142,364	3%
Time and Mileage Revenue per Day	$35.76	$36.52	(2%)	$37.74	$38.45	(2%)
Average Rental Fleet	517,731	509,490	2%	561,684	546,952	3%
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies. Amounts exclude U.S. truck rental and Zipcar transactions.

(A)	Changes in currency exchange rates had no impact in the three months and year ended December 31, 2016.
(B)	Changes in currency exchange rates had a 2% negative impact in the three months and year ended December 31, 2016.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Year Ended December 31, 2016
Operating Activities
Net cash provided by operating activities	$2,629

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(223)
Net cash used in investing activities of vehicle programs	(1,926)
Net cash used in investing activities	(2,149)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(356)
Net cash used in financing activities of vehicle programs	(82)
Net cash used in financing activities	(438)

Effect of changes in exchange rates on cash and cash equivalents	(4)
Net change in cash and cash equivalents	38
Cash and cash equivalents, beginning of period	452
Cash and cash equivalents, end of period	$490

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Year Ended December 31, 2016
Income before income taxes	$279
Add-back of non-vehicle related depreciation and amortization	253
Add-back of debt extinguishment costs	27
Add-back of transaction-related costs	21
Working capital and other	49
Capital expenditures	(192)
Tax payments, net of refunds	(60)
Vehicle programs and related (B)	95
Free Cash Flow	472

Acquisition and related payments, net of acquired cash	(55)
Borrowings, net of debt repayments	51
Transaction-related payments	(22)
Repurchases of common stock	(387)
Foreign exchange effects, financing costs and other	(21)
Net change in cash and cash equivalents (per above)	$38

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Year Ended December 31, 2016
Free Cash Flow (per above)	$472
Investing activities of vehicle programs	1,926
Financing activities of vehicle programs	82
Capital expenditures	192
Proceeds received on asset sales	(19)
Change in restricted cash	(2)
Transaction-related payments	(22)
Net cash provided by operating activities (per above)	$2,629

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs, charges for an unprecedented personal-injury legal matter and income taxes. The charges for the legal matter are recorded within operating expenses in our statement of operations. We have revised our definition of Adjusted EBITDA to exclude charges for an unprecedented personal-injury legal matter which we do not view as indicative of underlying business results due to the nature of this legal matter. We did not revise prior years' Adjusted EBITDA amounts because there were no charges similar in nature to this legal matter. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA is also a component in the determination of management's compensation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted Earnings Metrics
The accompanying press release and tables present adjusted pretax income, adjusted net income and adjusted diluted earnings per share for the three months and year ended December 31, 2016 and 2015, which exclude certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business less a provision for income taxes derived utilizing applicable statutory tax rates for each item.

Reconciliations of Adjusted EBITDA and our adjusted earnings metrics to income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share are as follows:

		Three Months Ended December 31,
Reconciliation of Adjusted EBITDA to net loss:		2016	2015

	Adjusted EBITDA	$121	$128

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	50	43
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	46	48
	Adjusted pretax income	25	37

	Less certain items:
	Acquisition-related amortization expense	14	14
	Restructuring expense	3	8
	Early extinguishment of debt	17	—
	Transaction-related costs, net	8	11
	Charges for legal matter	26	—
	Income (loss) before income taxes	(43)	4
	Provision for (benefit from) income taxes	(12)	9
	Net loss	$(31)	$(5)

Reconciliation of adjusted net income to net loss:

	Adjusted net income	$13	$18
	Less certain items, net of tax:
	Acquisition-related amortization expense	10	9
	Restructuring expense	2	5
	Early extinguishment of debt	10	—
	Transaction-related costs, net	6	9
	Charges for legal matter	16	—
	Net loss	$(31)	$(5)

	Adjusted diluted earnings per share	$0.15	$0.18

	Loss per share - Diluted	$(0.35)	$(0.06)

	Shares used to calculate adjusted diluted earnings per share	88.9	101.1

		Year Ended December 31,
Reconciliation of Adjusted EBITDA to net income:		2016	2015

	Adjusted EBITDA	$838	$903

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	194	163
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	203	194
	Adjusted pretax income	441	546

	Less certain items:
	Acquisition-related amortization expense	59	55
	Restructuring expense	29	18
	Early extinguishment of debt	27	23
	Transaction-related costs, net	21	68
	Charges for legal matter	26	—
	Income before income taxes	279	382
	Provision for income taxes	116	69
	Net income	$163	$313

Reconciliation of adjusted net income to net income:

	Adjusted net income	$273	$333
	Less certain items, net of tax:
	Acquisition-related amortization expense	40	36
	Restructuring expense	22	13
	Early extinguishment of debt	16	14
	Transaction-related costs, net	16	55
	Charges for legal matter	16	—
	Resolution of a prior-year income tax matter	—	(98)
	Net income	$163	$313

	Adjusted diluted earnings per share	$2.93	$3.17

	Earnings per share - Diluted	$1.75	$2.98

	Shares used to calculate adjusted diluted earnings per share	93.3	105.0

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.